UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 22, 2018

Date of Report (Date of earliest event reported)

Cars.com Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37869	81-3693660
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

300 S. Riverside Plaza, Suite 1000

Chicago, Illinois 60606

(Address of principal executive offices)

(312) 601-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

Agreement with Starboard Value LP

On March 22, 2018, Cars.com Inc. (the “Company”) entered into an agreement (the “Agreement”) with Starboard Value LP and certain of its affiliates named therein (collectively, “Starboard”), which has a combined economic and beneficial ownership interest in approximately 8.9% of the Company’s outstanding shares of common stock, par value $0.01 per share (the “Common Stock”). The following is a summary of the material terms of the Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Pursuant to the Agreement, the Company agreed to, as promptly as practicable after the 2018 annual meeting of stockholders of the Company (the “2018 Annual Meeting”), (i) increase the size of the Company’s Board of Directors (the “Board”) from eight to eleven directors and (ii) appoint to the Board two independent directors, Michael Kelly and Bryan Wiener (the “Starboard Designees”), and an additional independent director to be mutually agreed upon by the Company and Starboard pursuant to the procedures described in the Agreement (the “Additional Independent Director” and, together with the Starboard Designees, the “New Appointees”).  Until their appointment following the 2018 Annual Meeting, each Starboard Designee will be granted customary board observer rights.

Pursuant to the Agreement, if any Starboard Designee is unable or unwilling to serve as a director, resigns as a director or is removed as a director during the Standstill Period (as defined below), and if at such time Starboard has combined beneficial and economic ownership of at least the lesser of (i) 3.0% of the Company’s then outstanding Common Stock and (ii) 2,155,900 shares of Common Stock (such lesser amount, the “Minimum Ownership Threshold”), Starboard may recommend a substitute director who must meet certain criteria specified in the Agreement. Similarly, if the Additional Independent Director is unable or unwilling to serve as a director, resigns as a director or is removed as a director during the Standstill Period, and if at such time Starboard has combined beneficial and economic ownership of at least the Minimum Ownership Threshold, the Company and Starboard will follow the procedures set forth in the Agreement until a candidate mutually agreed upon is appointed to the Board as a replacement.

Under the terms of the Agreement, the Board will take all necessary actions to ensure that from and after the appointment of the New Appointees to the Board pursuant to the procedures described above and in the Agreement and through the end of the Standstill Period, (i) Michael Kelly is appointed to the Audit Committee of the Board and the Compensation Committee of the Board (the “Compensation Committee”), (ii) Bryan Wiener is appointed to the Compensation Committee and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), (iii) the Additional Independent Director will be appointed to a committee or committees of the Board as determined by the Nominating Committee, (iv) each New Appointee will serve on at least one committee of the Board and (v) each committee of the Board, including any new committee(s) that may be established, will include at least one New Appointee.

With respect to the 2018 Annual Meeting, Starboard agreed to, among other things, vote in favor of each of the Company’s director nominees and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Starboard also agreed not to (i) submit director nominations or proposals at the 2018 Annual Meeting or (ii) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2018 Annual Meeting.

Starboard also agreed to certain customary standstill provisions, effective as of the date of the Agreement through the earlier of (x) 30 calendar days prior to the deadline for the submission of stockholder nominations for the Company’s 2019 annual meeting of stockholders and (y) 120 days prior to the first anniversary of the 2018 Annual Meeting (the “Standstill Period”), prohibiting it from, among other things: (i) soliciting proxies regarding any matter to come before any annual or special meeting of stockholders of the Company, including the election of directors, (ii) entering into a voting agreement or “group” with other stockholders of the Company, other than affiliates of Starboard, (iii) encouraging any person to submit nominees in furtherance of a contested solicitation for the election or removal of directors or (iv) submitting any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders.

The Company and Starboard also made certain customary representations, agreed to mutual non-disparagement provisions and agreed to jointly issue a press release announcing certain terms of the Agreement.

Item 8.01. Other Events.

On March 23, 2018, the Company issued a press release announcing the execution of the Agreement described in Item 1.01. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Agreement, dated as of March 22, 2018, among Cars.com Inc. and Starboard Value LP and its affiliates

99.1	Cars.com Inc. Press Release, dated March 23, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cars.com Inc.

Date: March 23, 2018	By:	/s/ James F. Rogers
James F. Rogers Chief Legal Officer